Exhibit 10.54

Strictly private and confidential

To be opened by addressee only

BY HAND

December 17, 2010

Stephen M. Merkel

75 Remsen Street

Brooklyn, New York 11201

Dear Stephen:

Reference is made to your partnership interests in BGC Holdings, L.P. (“BGC Holdings” or the “Partnership”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement of Limited Partnership of BGC Holdings, amended and restated as of March 31, 2008 (as further amended from time to time, the “Partnership Agreement”).

You acknowledge and agree that: (i) you understand that PSUs are identical to REUs, except that they have no Post-Termination Amount; (ii) all 150,137 non-exchangeable REUs held by you as of December 15, 2010 shall be exchanged as soon as practicable for 150,137 non-exchangeable PSUs; and (iii) you agree that the Partnership shall redeem 90,000 of such 150,137 non-exchangeable PSUs for a cash payment to be determined based upon the average closing price of BGC Partners, Inc. Class A Common Stock for the five business days immediately following December 15, 2010, less a 2% commission fee (the “Payment”). Such Payment shall be less all applicable taxes, deductions, and withholdings, and payable to you as soon as practicable after such redemption.

You acknowledge and agree that the type of grant to be awarded to you (where applicable) for future services may be PSUs or PSIs, rather than REUs or RPUs, and such award shall at all times be subject to the terms of the applicable grant documents under which such grant is awarded and the Partnership Agreement, including but not limited to any cancellation provisions and restrictive covenants contained therein. The amount of such award shall be deemed to be the result of the number of units granted multiplied by the closing price of BGC Partners, Inc. Class A common stock on the date of the final determination of the award. For the avoidance of doubt, any payment, award, benefit, or loan of money or property (including without limitation distributions in respect of such award and the application of any distributions) (each an “Award”) pursuant hereto or otherwise, and whether provided by your employer (“Employer”) or by any affiliate of your employer, may be made in such currency, using such currency exchange rates and on such terms, as shall be determined in the sole and absolute discretion of Employer. Where Employer procures that any such Award is provided to you by an affiliate, you agree that Employer shall be entitled to treat such Award as being in satisfaction of any of its own obligations to you. Nothing herein (i) shall be construed as requiring Employer to procure the grant of any or any particular type of grant, or (ii) prevent Employer from procuring the grant of any other type of grant of the Partnership from time to time.

You agree to execute any and all documents as required by the Partnership in connection with executing the foregoing. This letter shall be governed by the terms and conditions of, as well as the same venue and choice of law provisions, governing the Partnership Agreement. You also acknowledge and agree that you have received, and had a sufficient opportunity to review, an information memorandum regarding the PSUs with this letter agreement, including its attached exhibits.

This letter agreement contains the entire agreement and understanding of each of the parties hereto with respect to the subject matter hereof, and neither party is relying upon any promises, representations or inducements, written, oral or otherwise, which are not set forth in this letter agreement.

This letter agreement may only be treated as an offer capable of acceptance if executed by Howard W. Lutnick on behalf of the General Partner. It may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. Each such counterpart signature may be delivered via telecopier or email.

Sincerely,

BGC HOLDINGS, L.P.

By:	/s/HOWARD W. LUTNICK
Name: Howard W. Lutnick
Title: Chairman and CEO

Accepted and Agreed:

PARTICIPANT

Signature:     /s/ STEPHEN M. MERKEL

                      Stephen M. Merkel

[Letter Agreement between BGC Holdings, L.P. and Stephen M. Merkel, dated December 17, 2010]

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